EXHIBIT 4.1

                       2002 CONSULTANT SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") dated June 27, 2002 is made by and between Cryocon, Inc., a Colorado corporation ("the Company"), and Brenda
Hamilton, an individual resident of Florida ("Attorney").

WHEREAS, Attorney has previously provided legal services to the Company; and

WHEREAS, it is anticipated that Attorney will continue to provide legal services to the Company including the preparation of the Company's 10KSB for the year ended March 31, 2002 and responding to comments of the SEC relating thereto, and
Attorney has agreed to make herself available as is reasonably necessary to provide such future services; and

WHEREAS, the legal services covered by this Agreement that have been provided and that are to be provided in the future by Attorney, including making herself available as is reasonably necessary to provide such services in the future, are hereinafter referred to as the "Services"; and

WHEREAS, as partial consideration for the Services, the Company has agreed to issue shares of its common stock to Attorney as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

1. CONSIDERATION. As partial consideration for the Services of Attorney, the
Company hereby agrees to forthwith issue to Attorney, a non refundable flat fee of 70,000 shares of the common stock, of the Company (the "Shares").

2. REGISTRATION RIGHTS. The Company agrees that promptly following execution of this Agreement, it will prepare and file with the United States Securities and
Exchange Commission, a registration statement on Form S-8 covering the Shares.

3. ACKNOWLEDGEMENT. The parties hereby confirm and acknowledge that the Services
(a) consist and will consist of bona fide services rendered and to be rendered to the Company, (b) are not and will not be in connection with the offer or sale of securities in capital raising transactions, and (c) do not and will not promote or maintain a market for the securities of the Company.

4. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of a party, each other party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this
Agreement.

6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of
Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first mentioned above.

ACCEPTED:

Consultant                               Cryocon, Inc.

By:______________________________       By:____________________________
    Brenda Hamilton, Attorney             Vaughn Griggs, Chief Financial Officer